Exhibit 10.2

PROMISSORY NOTE

Principal Amount: $169,000

WHEREAS:

Bespoke Extracts Colorado, LLC (the “Company”) and WL Holdings, LTD (“Holder”) are both parties to that certain lease dated December 2, 2021 (the “Lease”).

The Company is currently indebted to the Holder for the total amount of $169,000 and promises to pay such amount to the Holder.

The Holder has agreed to accept this Note in cancellation and replacement of the $169,000 unpaid rent due as of December 31, 2024.

FOR VALUE RECEIVED, Bespoke Extracts Colorado, LLC (the “Company”) promises to pay to the order of WL Holdings, LTD (“Holder”) the principal sum of $169,000.00, together with interest as provided herein.

1.	Maturity: The principal balance of this Note and accrued interest shall be due and payable on December 31, 2030 (the “Maturity Date”).

2.	Interest: Interest shall accrue on the unpaid principal amount of this Note at an annual rate of 10% per annum from the date of this Note and shall be paid quarterly in arrears on the last day of each month.

3.	Prepayment: The Company may prepay this Note, in whole or in part, at any time without penalty. Payments made prior to the Maturity Date shall be applied first to accrued but unpaid interest and then to the unpaid principal balance of this Note.

4.	Waiver: The Company hereby waives presentment, demand for payment, notice of dishonor, protest, and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs, and other expenses. The Company also waives the right to plead any and all statutes of limitation as a defense to any demands hereunder to the fullest extent permitted by law.

5.	Payment Address: Payments shall be made to the Holder at its address on file or as otherwise directed in writing by the Holder.

6.	Governing Law: This Note shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflicts of law.

7.	Assignment: This Note may not be assigned or sold without the written consent of the Company, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date first above written.

Bespoke Extracts Colorado, LLC

By:

Acknowledged:

WL HOLDINGS, LTD

By:	Roxanne Burns, Manager